UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2003

GIBRALTAR STEEL CORPORATION (Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation)	0-22462 (Commission File Number)	16-1445150 (IRS Employer Identification No.)

3556 Lake Shore Road P.O. Box 2028 Buffalo, New York (Address of principal executive offices)	14219-0228 (Zip Code)

Registrant's telephone number, including area code (716) 826-6500

__________________________________________________________ (Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2. Acquisition or Disposition of Assets.

            On May 1, 2003, the Registrant's wholly-owned subsidiary, Gibraltar Steel Corporation of New York ("Gibraltar New York"), purchased all of the outstanding capital stock of Air Vent Inc. from CertainTeed Corporation ("CertainTeed") for an aggregate purchase price of approximately $115,000,000.  The Registrant is obligated to CertainTeed for the performance of the obligations of Gibraltar New York in connection with this acquisition with respect to the purchase price adjustment and the indemnification obligations of Gibraltar New York to CertainTeeds.

            The purchase price is subject to adjustment based upon the net worth of Air Vent Inc. at April 30, 2003.  The funding for this transaction was provided by the Registrant and Gibraltar New York delivering a promissory note in the amount of $40,000,0000 to CertainTeed.  The amount of the Note will be increased by the amount of any increase in the purchase price resulting from the purchase price adjustment.  The balance of the purchase price was paid by borrowings under the Registrant's existing credit facility.

There was no material relationship between CertainTeed and the Registrant, or any of its affiliates, any director or officer of the Registrant, or any associate of any such director or officer prior to the acquisition.

Air Vent Inc. operates three manufacturing facilities in Dallas, Texas; Clinton, Iowa; and Lincolnton, North Carolina and operates a sales office and customer service department in Peoria, Illinois.  Air Vent Inc. manufactures and distributes ventilation products and accessories.

Item 7. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.   The financial information required to be filed by Item 7 (a) to Form 8-K shall be filed as soon as practicable after the date hereof, but not later than 60 days after this Current Report on Form 8-K would otherwise be required to be filed.

(b) Pro Forma Financial Information. The pro forma financial information required to be filed by Item 7 (b) to Form 8-K shall be filed as soon as practicable after the date hereof, but not later than 60 days after this Current Report on Form 8-K would otherwise be required to be filed.

(c) Exhibits. (b)  The following exhibits are filed herewith or incorporated by reference herein as a part of this report:

Exhibit No. 99.4   Stock Purchase Agreement, dated as of May 1, 2003 among Gibraltar Steel Corporation of New York and Air Vent Inc. and CertainTeed Corporation. All exhibits and schedules to this agreement have been omitted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIBRALTAR STEEL CORPORATION (Registrant)
Date: May 13, 2003	/s/ John E. Flint Name: John E. Flint Title: Chief Financial Officer and Vice President

EXHIBIT INDEX

Exhibit No. 99.4   Stock Purchase Agreement, dated as of May 1, 2003 among Gibraltar Steel Corporation of New York and Air Vent Inc. and CertainTeed Corporation.